News Release

For further information:

Hooper Holmes
Burt R. Wolder
Senior Vice President
(908) 953-6249

Investors: Andrew Berger
S.M. Berger & Company
(216) 464-6400

Hooper Holmes Announces First-Quarter 2012 Results

BASKING RIDGE, N.J., May 11, 2012 -- Hooper Holmes (NYSE Amex:HH) today announced financial results for the quarter ended March 31, 2012.

Consolidated revenues totaled $38.8 million for the first quarter of 2012, representing a 4% revenue decline from $40.6 million in the first quarter of 2011. The Company recorded a net loss of $3.1 million for the first quarter of 2012, or $(0.05) per share, compared to a net loss of $0.1 million, or $0.00 per share, in the first quarter of 2011. The net loss for the first quarter of 2012 includes $0.6 million of restructuring charges. The net loss for the first quarter of 2011 included $0.1 million of restructuring charges.

"The loss for the quarter reflects the incremental costs associated with the investments we made in 2011," said Ransom J. Parker, President and CEO of Hooper Holmes. "It reflects the targeted hiring of IT professionals as part of our systems investments. It reflects hiring new salespeople to sign up new agents and producers, which should lead to unit growth in the back half of this year. It reflects new business development and sales talent in Health and Wellness, to maintain and expand our historically strong growth. A significant portion of the loss is also attributable to the severance costs of adjusting our workforce to reflect the efficiencies we're now recognizing from our new systems and other investments."

Mr. Parker continued, "These results are consistent with our plans to deliver profitable growth. We continue to take actions that are expected to deliver revenue growth in the third and fourth quarters of 2012. Our operating targets are to end 2012 with consolidated revenue growth, led by growth in Portamedic and consistently strong growth in Health & Wellness; positive cash flow from operations; a secure cash position with no borrowings; and profitability, excluding restructuring charges."

"The Board wishes to emphasize its commitment and support of the significant investments that had to be made in order to establish the proper foundation to support our drive for future revenue growth and profitability," said Ronald V. Aprahamian, Chairman of the Board of Hooper Holmes. "While our overall turnaround has taken longer, and cost more than preferred, we believe our management team has taken the right steps that will leave us well positioned going into 2013 and beyond".

First quarter 2012 revenues by service line:

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Portamedic revenue declined 7% to $26.6 million in the first quarter of 2012 compared to $28.6 million in the first quarter of 2011, primarily due to a 5% decline in paramedical exams completed during the quarter, along with a 2% decrease in revenue per exam.

▪	Heritage Labs revenue totaled $3.1 million for the first quarter of 2012, an increase of 1% compared to the first quarter of 2011, primarily attributable to an increase in lab kit assembly revenue.

▪
Hooper Holmes Services revenue totaled $5.0 million for the first quarter of 2012, a decrease of 9% in comparison to the prior year period, primarily due to reduced demand for our medical records collection services.

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Health & Wellness revenue totaled $4.1 million for the first quarter of 2012, a 19% increase from the first quarter of 2011, primarily due to a 15% increase in health screenings completed during the quarter.

Net cash used in operations approximated $2.4 million in the first quarter of 2012, primarily attributable to our operating loss, along with an increase in accounts receivable during the first quarter as a result of seasonal payment trends. Capital expenditures totaled $1.0 million in the first quarter of 2012. As of March 31, 2012, cash and cash equivalents totaled $13.5 million, with no outstanding borrowings under the Company's credit facility.

Conference Call

The Company will host a conference call, today, May 11, 2012 at 11:00 a.m. ET to discuss first quarter 2012 results.

To participate in the conference call, please dial 877-941-2068 or internationally 480-629-9712 conference ID 4536586 five to ten minutes before the call is scheduled to begin. A live web cast will be hosted on the Company's web site located at www.hooperholmes.com. Listeners may also access a telephone replay of the conference call, available from 2:00 p.m. on May 11, 2012 until midnight on May 18, 2012, by dialing 877-870-5176 or internationally 858-384-5517. The access code for the replay is 4536586.

About Hooper Holmes

Hooper Holmes is a leader in collecting personal health data and transforming it into useful information, enabling customers to take actions that manage or reduce their risks and expenses. With a presence in hundreds of markets and a network of thousands of examiners, Hooper Holmes can arrange a medical exam anywhere in the U.S. and deliver the results to its customers.

Hooper Holmes has four service lines. Portamedic provides a wide range of medical exam services nationwide. Heritage Labs tests millions of samples annually and helps life insurers improve underwriting performance by better applying the predictive powers of today's tests. Hooper Holmes Health & Wellness performs risk assessment and risk management services including biometric screenings, health risk assessments and onsite wellness coaching for wellness companies, disease management organizations, clinical research organizations and health plans. Hooper Holmes Services reduces the insurance sales cycle through integrated data collection, tele-interviewing and underwriting services.

This press release contains “forward-looking” statements, as such term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company's current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, these forward-looking statements are our ability to successfully implement our business strategy; our working capital requirements over the next 12 to 24 months; the level of our liquidity; operating cash flows; customer and creditor concerns about our financial health; and the rate of life insurance application activity. Additional information about these and other factors that could affect the Company's business is set forth in the Company's annual report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission on March 9, 2012. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release to reflect the occurrence of unanticipated events, except as required by law.

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